EXHIBIT 99.1

Contacts:

Corinthian Colleges, Inc. Dennis Beal, EVP/CFO, Ext. 432 Diane Donohue, Director, IR/PR, Ext. 359 714.427.3000

Cecilia Wilkinson/Rosemary Moothart PondelWilkinson MS&L 323.866.6060

CORINTHIAN COLLEGES COMPLETES ACQUISITION OF CAREER CHOICES, INC.
— Adds 10 campuses and new curricula; expands presence in Pacific Northwest and California —

Santa Ana, CA, August 4, 2003 – Corinthian Colleges, Inc. (NASDAQ:COCO) today announced that it has completed its previously announced acquisition of all of the outstanding stock of Career Choices, Inc. and its 10 campuses for approximately $56 million, plus certain balance sheet adjustments. The transaction was financed through a combination of available cash and borrowings from Corinthian’s $100 million credit facility.

Career Choices operates 10 schools in California, Washington and Oregon under the Sequoia Institute, Ashmead College and Eton Technical Institute trade names.

Sequoia Institute, located in Fremont, California, focuses on programs in the growing automotive technology field that will expand Corinthian’s high demand technology programs. The school also introduces heating/ventilation/air conditioning (HVAC) training to Corinthian’s technology programs. Sequoia offers an accredited associate of applied science degree and diploma and certificate programs in automotive technology and HVAC technology.

Ashmead College and Eton Technical Institute collectively operate 9 schools located in Washington and Oregon. These schools offer accredited diploma programs in allied health, including the popular fields of massage therapy, dental assisting and medical assisting.

The Sequoia Institute campus will be integrated into Corinthian’s technical division (TSI). The Ashmead College and Eton Technical Institute schools will be integrated into Corinthian’s allied health division (CSI). The 10 campuses had a combined population of approximately 2,900 students as of June 30, 2003.

“We believe our investment in Career Choices is an important strategic fit for Corinthian that will drive future growth in both revenues and earnings,” said David G. Moore, Corinthian’s chairman and chief executive officer. “Ashmead’s and Eton’s allied health programs augment Corinthian’s existing position as the country’s largest provider of allied health professionals. With Sequoia, in addition to gaining outstanding automotive curricula that complements our existing Wyotech curricula, we acquired a new curriculum in the field of HVAC technology training.”

Moore added, “Through our outstanding high school recruiting programs, we expect to enhance Career Choices’ enrollments, especially in the automotive programs. Furthermore, Career Choices strengthens our presence in the Pacific Northwest, and we believe all of our Pacific Northwest schools, which now number 13, will benefit from increased marketing power and advertising and operational leverage. We also have identified significant opportunities for curriculum expansion at the Ashmead and Eton schools through the adoption of programs from Corinthian’s growing library of programs.”

Operational Outlook for Career Choices

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially because of factors more specifically referenced below:

•	Corinthian expects Career Choices to contribute revenue of between $6.0 million and $6.5 million in the 2004 first fiscal quarter ending September 30, 2003, and between $36 million and $39 million for the fiscal year ending June 30, 2004.

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Corinthian Colleges, Inc.
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•	After giving effect to acquisition integration costs, incurrence of interest expense and reductions in interest income, the company expects the acquisition of Career Choices to be between breakeven and slightly accretive to earnings in the 2004 first fiscal quarter and to be accretive to earnings by $0.03 to $0.04 per fully diluted share for the 2004 fiscal year.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest for-profit post-secondary education companies in the United States, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace environment. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees, and diploma and certificate programs in a variety of fields, with a concentration on careers in health care, business, criminal justice and technology. With the completion of the acquisition of Career Choices, Corinthian operates 79 colleges and two continuing education centers in 21 states. Upon the expected completion of the previously announced acquisitions of East Coast Aero Tech, LLC and of CDI Education Corporation (both anticipated in the first quarter of fiscal 2004 ending September 30, 2003), and upon the expected openings of previously announced branch campuses in Ft. Lauderdale, Florida (first quarter of fiscal 2004), and Jacksonville, Florida (third quarter of fiscal 2004), the company will operate 82 colleges and two continuing education centers in 21 states in the U.S., and 45 colleges and 15 corporate training centers in seven Canadian provinces.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s belief that Career Choices will drive future growth in the company’s revenues and earnings, the company’s expectation that its high school recruiting programs will enhance Career Choices’ enrollments, the discussion of certain projections under the heading, “Operational Outlook for Career Choices,” the company’s expectation that the Career Choices, Inc. (“CCI”) acquisition will provide the company with new programs, new markets and additional capacity to support growth into the future, the company’s expectation that Ashmead College and Eton Technical Institute will provide increased marketing power and advertising and operational leverage that will benefit all of the company’s campuses in the Pacific Northwest, and the company’s expectations regarding the closing dates for its previously announced acquisitions of East Coast Aero Tech, LLC (“ECAT”) and CDI Education Corporation (“CDI”). Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including potential difficulties in integrating and operating the acquired campuses, the possible failure to occur of the conditions to closing contained in the definitive agreements for the acquisitions of ECAT and CDI, potential increased competition, changes in student perception, changes in the demand for curricula offered by the company, the effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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